Exhibit (g)(4)
Amended Schedule A
to the
Custodian Agreement
Between First Focus Funds, Inc. and
First National Bank of Omaha
Dated November 15, 2005

Name of Fund	Compensation*
First Focus Core Equity Fund	Annual Rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Short/Intermediate Fixed Bond Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Income Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Small Company Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Balanced Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Growth Opportunities Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Nebraska Tax-Free Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Large Cap Growth Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund
In addition to the fees above, the Custodian shall be entitled to the following fees related to the securities lending activity performed on behalf of the Funds:
•	$3,200 per month payable by the Fund complex

FIRST FOCUS FUNDS, INC.		FIRST NATIONAL BANK OF OMAHA

By:	/s/ Julie L. Den Herder	By:	/s/ Holly Richmond

Name:	Julie L. Den Herder	Name:	Holly Richmond

Title:	President	Title:	VP, Sales and Marketing

*	All fees are computed daily and paid monthly.